Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 3100
Houston, Texas 77002
713.993.4614

SANDERS MORRIS HARRIS GROUP ANNOUNCES

WRITE OFF OF $3 MILLION LOAN TO RONCO CORP.

HOUSTON, August 7, 2007 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it is writing off its $3 million loan to Ronco Corp. The write off will be made on the Company’s second quarter earnings statement, which is expected to be released on or about August 9th.

Sanders Morris Harris Group made the subordinated loan in 2006 in conjunction with another lender’s senior debt facility in the hope and belief it would enable Ronco to resuscitate its faltering business. “The combination of the two financing sources was designed to provide the capital needed to return Ronco to profitability. However, despite the loans and successor management’s continued efforts, Ronco’s revenue base had dropped too far to recover and Ronco filed for Chapter 11 in June,” said Ben T. Morris, Chief Executive Officer. Ronco announced late last week that it would sell its remaining assets to the sole bidder in the bankruptcy for an amount that will be insufficient to pay off its senior lender.

The loss will not be of significance to Sanders Morris Harris Group’s capital base. It will impact second quarter earnings per share by approximately $0.07 per share after tax and is unrelated to the Company’s core merchant portfolio.

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages more than $15.8 billion in client assets. The subsidiaries and affiliates of Sanders Morris Harris Group deliver superior wealth advisory, asset management, and capital markets services to individual and institutional investors and middle-market companies. Its operating entities are Edelman Financial Center, Salient Partners, Salient Trust Co. LTA, SMH Capital, SMH Capital Advisors, and Select Sports Group. Sanders Morris Harris Group has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the company’s services; and (12) litigation and securities law liabilities. The company does not undertake any obligation to update or revise any forward-looking statement.

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